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                                                                   Exhibit 10.14

                          [LETTERHEAD OF AMAZON.COM]

January 3, 2000

Mark Britto
947 Broadway Ave E
Seattle, WA 98102

Re: Special Bonus

Dear Mark:

We have a tremendous challenge and opportunity ahead of us for the Year 2000 as we drive for profitability in our core business and look to significantly expand into new business segments. I know you will play an integral part in that effort. Your continued hard work and dedication is very important to Amazon.com and our shareholders.

Special Bonus
In recognition and appreciation of the above, the Company will pay you a special bonus in the amount of $500,000 in one installment to be included with the first regular payroll in January 2001. The payment will be subject to standard payroll practices and be subject to applicable withholding taxes.

Payment Conditions
The special payment is contingent upon you maintaining continued full time employment for the period of January 3, 2000 through December 31, 2000. If your employment with the Company ends as result of voluntary termination or termination for cause prior to December 31, 2000, you will forfeit the entire payment which would have been paid in January of 2001.

I am very excited about our prospects for 2000 and beyond and am looking forward working with you on achieving our goals.

Sincerely,

/s/ Joe Galli

Joe Galli
President & COO
Amazon.com, Inc.

ACCEPTANCE
I understand the terms of the special bonus as set forth in this letter:

      /s/ Mark Britto
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Signature                          Date

Printed Name:  Mark Britto         Start Date:
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